Pricing Supplement No. 115  Dated June 18, 1999
(To Prospectus Supplement dated May 26, 1998
and Prospectus dated May 21, 1998)

Registration Statement No. 333-51961
Pursuant to Rule 424(b)(3)

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Fixed Rate Notes)

Principal Amount:  $20,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP:  61687Y DW4

Trade Date:  June 18, 1999

Settlement Date:  June 23, 1999

Maturity Date:  June 23, 2000

Price to Public (Issue Price): Varying prices relating to prevailing market prices.

Net Proceeds to Issuer:  $20,000,000 (100.00%)

Interest Rate (per annum):  5.60%

Interest Payment Date:   June 23, 2000 (subject to Business
Day convention described in the Prospectus Supplement).

Record Date(s):     (X) The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment Date.
                    (   )  Other:
Day Count Basis:    (   )  30/360
                    (X)    Actual/360

Form:               (X)    Book-Entry Note (DTC)
                    (  )   Certificated Note

Redemption:
 (X)  The Notes may not be redeemed prior to stated maturity.
 ( )  The Notes may be redeemed.


Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Sinking Fund:  None

Right of Payment:
(    )  Subordinated   (X)  Unsubordinated

Original Issue Discount:  N/A
Amount of OID:  N/A
Yield to Maturity:  N/A
Interest Accrual Date:  N/A
Initial Accrual Period OID:  N/A

Amortization Schedule:  N/A

Denominations:  $250,000 with $50,000 integral multiples thereafter.

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on
behalf of the Company.   The Company has agreed to indemnify
the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.